Filed Pursuant to Rule 424(b)(5)
Registration No. 333-153631

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Maximum Aggregate	Amount of
Securities to be Offered	Offering Price(1)	Registration Fee(2)
Common Stock, par value $1.00 per share	$853,300,000	$47,614.14

(1)	Includes shares of common stock that may be purchased by the underwriters pursuant to their option to purchase additional shares to cover over-allotments, if any.

(2)	This filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933.

Prospectus supplement
(To Prospectus dated September 23, 2008)

28,000,000 shares

Smith International, Inc.

Common stock

We are offering 28,000,000 shares of our common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “SII.” The last reported sale price of our common stock on the New York Stock Exchange on November 17, 2009 was $26.86 per share.

	Per share	Total

Public offering price	$26.50000	$742,000,000

Underwriting discounts and commissions	$0.86125	$24,115,000

Proceeds to Smith International, before expenses	$25.63875	$717,885,000

We have granted the underwriters a 30-day option to purchase up to an additional 4,200,000 shares of common stock from us on the same terms and conditions as set forth above.

Investing in our common stock involves risks. See “Risk factors” beginning on page S-4 of this prospectus supplement. You should also consider the risk factors described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters are offering the shares of common stock as set forth under “Underwriting.” Delivery of the shares will be made on or about November 23, 2009.

Sole Book-Running Manager

J.P. Morgan

Joint Lead Manager

UBS Investment Bank

Co-Managers
Calyon Securities (USA) Inc.
DnB NOR Markets
Fortis Securities LLC
Wells Fargo Securities
Comerica Securities
November 17, 2009

This prospectus supplement, the accompanying prospectus and the incorporated documents include trademarks, service marks and trade names owned by us or other companies. All such trademarks, service marks and trade names are the property of their respective owners.

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About the prospectus supplement

This prospectus supplement is a supplement to the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under the shelf process, we may, from time to time, issue and sell to the public any combination of the securities described in the accompanying prospectus up to an indeterminate amount, of which this offering is a part.

In this prospectus supplement, we provide you with specific information about the terms of this offering of our common stock. The accompanying prospectus gives more general information about securities we may offer from time to time, some of which does not apply to the common stock we are offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing in our common stock. This prospectus supplement also adds to, updates and changes some of the information contained in the accompanying prospectus. Generally, when we refer to the prospectus, we are referring to this prospectus supplement combined with the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement.

In making your investment decision, you should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus or contained in any free writing prospectus issued by us. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information you should not rely on it. This document may only be used where it is legal to sell our securities. You should not assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate as of any time subsequent to the date of such information. Our business, financial condition, results of operations and prospects may have changed since that date.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of our common stock in certain jurisdictions may be restricted by law. We are not making an offer of our common stock in any jurisdiction where the offer is not permitted. Persons who come into possession of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the common stock. We are not making any representation to you regarding the legality of an investment in the common stock by you under applicable investment or similar laws.

In this document, “Smith,” “we,” “us” and “our” refer to Smith International, Inc. and “our company” refers to the combined entities of Smith International, Inc. and its subsidiaries on a consolidated basis, unless expressly stated or otherwise required. The term “you” refers to a prospective investor. In this document, references to “U.S. dollars,” “U.S. $” or “$” are to the currency of the United States of America.

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Where you can find more information

This prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement and all of the exhibits and schedules thereto. For further information about us, you should refer to the registration statement of which this prospectus supplement and the accompanying prospectus is a part. Summaries of agreements or other documents in this prospectus supplement and the accompanying prospectus are not necessarily complete. Please refer to the exhibits to the registration statement for complete copies of such documents.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.

Our common stock is listed on the New York Stock Exchange under the trading symbol “SII.” Our reports, proxy statements and other information may be read and copied at the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) until all the securities described in this prospectus supplement are sold:

•	Our Annual Report on Form 10-K for the year ended December 31, 2008;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

•	Our Current Reports on Form 8-K filed on January 29, 2009, March 9, 2009, March 13, 2009, March 20, 2009, April 27, 2009, July 27, 2009, July 28, 2009, October 1, 2009, October 26, 2009, and October 29, 2009;

•	The description of our common stock, par value $1.00 per share, contained in our Registration Statement on Form 8-B filed with the SEC on May 25, 1983, including any subsequent amendment or any report filed for the purpose of updating such description; and

•	The description of our preferred share purchase rights contained in our Registration Statement on Form 8-A filed with the SEC on June 15, 2000, including any subsequent amendment or any report filed for the purpose of updating such description.

Any statement contained in a document incorporated by reference in this document shall be deemed to be modified or superseded for purposes of this document to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated by reference in this document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this document.

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Notwithstanding the foregoing, we are not incorporating by reference information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, nor in any document or information deemed to have been furnished and not filed in accordance with SEC rules.

You may request a copy of these filings, other than exhibits to those documents that are not specifically incorporated by reference in this prospectus supplement and the accompanying prospectus, at no cost, by writing or calling us at:

Smith International, Inc.
1310 Rankin Road
Houston, TX 77073
Attention: Investor Relations
Telephone: (281) 443-3370

We maintain a website which can be found at http://www.smith.com. We make our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and the amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act available on our website. Unless specifically incorporated by reference in this prospectus supplement or the accompanying prospectus, information that you may find on our website is not part of this prospectus supplement.

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Summary

This summary highlights selected information from this prospectus supplement, the accompanying prospectus or the documents incorporated by reference and should be read together with the information contained in other parts of this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference. You should read carefully the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of this offering. You should read “Risk factors” beginning on page S-4 of this prospectus supplement for more information about important risks that you should consider before buying the common stock to be issued in connection with this offering.

Smith International, Inc.

Smith International, Inc. is a leading global provider of premium products and services used during the drilling, completion and production phases of oil and natural gas development activities. We have experienced significant business growth influenced by a combination of technology investment, geographic and product expansion and strategic acquisitions.

Our business is segregated into three operating segments, M-I SWACO, Smith Oilfield and Distribution, which is the basis upon which we report our results. We provide a comprehensive line of technologically-advanced products and engineering services, including drilling and completion fluid systems, solids-control and separation equipment, waste-management services, oilfield production chemicals, three-cone and diamond drill bits, borehole enlargement services, tubulars, packers, liner hangers, fishing services, casing exit and multilateral systems, drilling-related product technologies, including directional drilling, measurement-while-drilling and logging-while-drilling services, and well completion and production products and services, including coiled tubing services, cased-hole wireline and other related applications. We also offer supply-chain management solutions through an extensive North American branch network providing pipe, valves and fittings as well as mill, safety and other maintenance products.

Smith International, Inc. was incorporated in the State of California in January 1937 and reincorporated under Delaware law in May 1983. Our executive offices are headquartered at 1310 Rankin Road, Houston, Texas 77073 and our telephone number is (281) 443-3370.

The offering

The following summary contains basic information about this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this document. For a more detailed description of our common stock, see “Description of Capital Stock—Common Stock” in the accompanying prospectus.

Issuer	Smith International, Inc.

Common stock offered	28,000,000 shares of common stock, par value $1.00 per share, including associated preferred share purchase rights.

Over-allotment option	We have granted the underwriters an option exercisable for a period of 30 days from the date of this prospectus supplement to purchase up to an additional 4,200,000 shares of common stock at the public offering price, less the underwriting discount.

Common stock outstanding immediately following this offering	247,411,172 shares[1]

NYSE symbol	SII

Use of proceeds	We estimate that the net proceeds from the sale of the shares of common stock in this offering will be approximately 717.4 million (or approximately $825.1 million if the underwriters’ option is exercised in full), after deducting the underwriting discount and estimated offering expenses. We expect to use the net proceeds from the sale of our common stock for debt repayment, general corporate purposes, and funding of potential acquisitions or investments. For more information, see “Use of Proceeds”.

Dividend policy	Smith has in the past paid regular cash dividends to the holders of our common stock and currently intends to continue paying regular dividends. However, we are not required to do so and may reduce or eliminate dividends on our common stock at any time. The level of future dividend payments will be at the discretion of the Company’s Board of Directors and will depend upon the Company’s financial condition, earnings, cash flows, compliance with certain debt covenants and other relevant factors.

1 The number of shares of common stock shown as being outstanding after this offering is based on the number of shares outstanding as of November 13, 2009 and the issuance by us of 28,000,000 shares of common stock in this offering. Such number excludes (1) 17,690,730 shares held as treasury shares, (2) 4,200,000 shares of common stock issuable pursuant to the exercise of the underwriters’ option, and (3) 7,080,047 shares reserved for issuance under our stock compensation plans and awards thereunder.

Certain U.S. federal income tax considerations for non-U.S. holders	For a discussion of certain U.S. federal income tax consequences of the ownership and disposition of shares of our common stock by non-U.S. holders, see “Certain U.S. federal income tax considerations for non-U.S. holders.”

Risk factors	See “Risk factors” and the other information included or incorporated by reference in this document for a discussion of certain factors you should carefully consider before deciding to invest in shares of our common stock.

Underwriting (Conflicts of interest)	Certain of the underwriters and their affiliates are lenders under our credit agreement dated August 20, 2008 among us, the lenders thereto, Fortis Bank, SA/NV, New York Branch, Wells Fargo Bank, N.A., Calyon New York Branch, DNB Nor Bank ASA, and The Royal Bank of Scotland, Plc. (the “term loan due 2012”). We intend to use a portion of the net proceeds of this offering to repay some of the indebtedness outstanding under the term loan due 2012. Because more than 5% of the net proceeds of this offering may be paid to the underwriters and their affiliates as lenders under the issuer’s outstanding term loan due 2012, this offering will be made in accordance with Rule 2720(a) of the Financial Industry Regulatory Authority, Inc.

Risk factors

An investment in our common stock involves risks. Before making a decision to invest in the common stock offered hereby, you should carefully consider the risks described below, the risk factors included in Part I, Item 1A “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2008 and Item 1A, “Risk Factors” of Part II of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, together with all of the other information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. The risks and uncertainties described below and incorporated by reference into this document are not the only ones related to our business, our common stock or the offering. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business operations, results of operations, financial condition or prospects. If any of these risks were to occur, our business, financial condition, results of operations or prospects could be materially adversely affected. In addition, the trading price of the shares of our common stock could decline due to the materialization of any of these risks, and you may lose all or part of your investment.

Risks related to our common stock

The common stock is an equity security and is subordinate to our existing and future indebtedness.

The shares of our common stock are equity interests. This means the shares of common stock will rank junior to our indebtedness and to other non-equity claims on us and our assets available to satisfy claims on us, including claims in a bankruptcy or similar proceeding. Our existing and future indebtedness may restrict payment of dividends on the common stock. At September 30, 2009, our outstanding long-term debt (including current portions thereof) was approximately $2,321 million. We may in the future incur additional indebtedness, to which the common stock would also be subordinate.

Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of common stock, (1) dividends are payable only when and if declared by our board of directors and (2) as a corporation, we are restricted to making dividend payments and redemption payments only as permitted by law. Further, the common stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the voting rights available to stockholders generally.

Fluctuations in the price of our common stock may make our common stock more difficult to resell and could cause the value of your investment to decline.

The market price and trading volume of our common stock have been and may continue to be subject to significant fluctuations due not only to general stock market conditions but also to a change in sentiment in the market regarding the industry in which we operate, our operations, business prospects or liquidity or this offering. During the period from January 1, 2009 to November 17, 2009, the daily closing sale price of our common stock has fluctuated from a high of $33.81 per share to a low of $18.92 per share. In addition to the risk factors discussed in our periodic reports and elsewhere in this document, the price and volume volatility of our common stock may be affected by:

•	changes in financial estimates by securities analysts, or our inability to meet or exceed securities analysts’ or investors’ estimates or expectations;

•	actual or anticipated sales of common stock by existing stockholders, whether in the market or in subsequent public offerings;

•	capital commitments;

•	additions or departures of key personnel;

•	general economic and business conditions;

•	actual and perceived changes in the supply of and demand for oil and natural gas;

•	developments in our business or in our industry generally;

•	armed conflict, war or terrorism;

•	changes in market valuations of other companies in our industry;

•	the operating and securities price performance of companies that investors consider to be comparable to us; and

•	announcements of strategic developments, acquisitions and other material events by us or our competitors.

Stock markets in general have experienced extreme volatility that has at times been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, make it difficult to predict the market price of our common stock in the future and cause the value of your investment to decline.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

Except as described under “Underwriting,” we are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. We are offering 28,000,000 shares of common stock (or 32,200,000 if the underwriters’ option is exercised in full). The issuance of additional shares of our common stock in this offering or other issuances of our common stock or convertible or other equity-linked securities, including options and warrants, or otherwise, will dilute the ownership interest of our common stockholders. As of November 13, 2009, we had 219,411,172 outstanding shares of common stock (not including 17,690,730 shares of common stock held in treasury) and (1) 1,083,071 shares of common stock issuable upon the exercise of stock options outstanding under our stock compensation plans with a weighted average exercise price of $19.85, (2) 4,128,298 shares of common stock issuable upon vesting of performance-based and time-based restricted stock unit awards and (3) 1,868,678 shares of common stock available for future stock award grants.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

Although we have paid cash dividends in the past, we may not pay cash dividends in the future.

Although Smith has in the past paid regular cash dividends to the holders of our common stock and currently intends to continue paying regular dividends, we are not required to do so and may reduce or eliminate dividends on our common stock in the future. The level of future dividend payments will be at the discretion of the Company’s Board of Directors and will depend upon the Company’s financial condition, earnings, cash flows, compliance with certain debt covenants and other relevant factors. Accordingly, there can be no assurance that we will pay dividends even if sufficient cash is available for distribution.

Provisions in our charter documents and stockholder rights agreement may impede or discourage a takeover, which could impair the market price of our common stock.

Our charter documents and our stockholder rights agreement contain various provisions which may create impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. In addition, under our charter documents our board of directors has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock. Thus, certain provisions of our charter documents and our rights agreement could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, which, under certain circumstances, could reduce the market price of our common stock.

Our issuance of preferred stock could adversely affect holders of common stock.

Our board of directors is authorized to issue series of preferred stock without any action on the part of our holders of common stock. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of preferred stock that may be issued, including voting powers, preferences over our common stock with respect to dividends or if we voluntarily or involuntarily dissolve or distribute our assets and other terms. If we issue preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the price of our common stock could be adversely affected.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We currently intend to use the net proceeds from this offering for repayment of debt, general corporate purposes, and funding of potential acquisitions or investments, although we have no current commitments or agreements with respect to any material repayments, investments or acquisitions as of the date of this prospectus supplement. Our management has broad discretion over how these proceeds are used and could spend the proceeds in ways with which you may not agree. However, there is no guarantee the proceeds will be used in a manner that yields a favorable return or any at all.

Risks related to our business

The significant deterioration in the global business environment and related factors could adversely impact our financial condition, results of operations and prospects.

The deterioration in the global business environment has led to a significant reduction in commodity prices compared to one year ago, which has contributed to lower cash flow generation for oil and natural gas exploration and production companies. In addition, a reduction in the availability and increased cost of financing has had a significant impact on a number of our customers. These factors could contribute to a material decline in our customers’ spending levels which may continue or accelerate. In response to such decline, we must manage our costs, including our workforce levels, to match the decline. A continued reduction in the level of future investment or our inability to reduce our costs sufficiently to match the material slowdown in drilling activity could have a material adverse effect on our results of operations, financial condition, prospects and cash flows.

Moreover, if the business environment experiences a significant deterioration from current levels, we may be required to record a goodwill impairment loss, which could have a material adverse effect on our results of operations and financial condition and our compliance with applicable debt covenants.

The financial and credit market environment may limit our ability to expand our business through acquisitions and to fund necessary expenditures.

The global financial and credit market environment has limited the availability of financing and increased costs when available. Any inability to access the credit and capital markets could limit our ability to make significant business acquisitions and pursue business opportunities. Both we and our M-I SWACO joint venture partner can offer to sell to the other party its entire ownership interest in the joint venture in exchange for a cash purchase price specified by the offering partner. If the initiating partner’s offer to sell is not accepted, such party is obligated to purchase the other party’s interest at the same valuation per interest. If we agree to purchase our partner’s joint venture interest, whether pursuant to these provisions or otherwise, we would need to fund the transaction. Our funding could include issuing equity, resulting in dilution to our existing stockholders, obtaining additional debt, which may require waivers of applicable debt covenants, or obtaining other financing, as well as using available cash to fund the purchase. This financing and/or use of cash could impact our ability to fund working capital requirements, make capital expenditures and investments or fund other general corporate requirements, and could limit our ability to make future acquisitions. Should we instead not purchase the other party’s interest, we would no longer have an interest in the joint venture. The failure to pursue significant acquisition opportunities, or the consequences of seeking waivers, issuing equity or obtaining other financing, could have a material adverse effect on our future results of operations, financial condition and cash flows.

Our level of leverage and debt service obligations, which may increase in the future, could adversely affect our results of operations, financial condition and prospects.

At September 30, 2009, our outstanding long-term debt and capital lease obligations (including current portions thereof) totaled approximately $2,321 million. Our existing $400 million unsecured revolving credit facility and our existing $375 million unsecured revolving credit facility, both of which are currently undrawn, expire on May 5, 2010 and July 23, 2010, respectively, and in connection with our efforts to replace or extend such facilities, we expect to seek to increase the amount available thereunder. We may also borrow funds under such facilities or their replacements or incur additional debt, which may or may not be secured, in order to fund operations, investments, or acquisitions, improve liquidity, refinance existing debt, or for other corporate purposes. Our current or future level of debt and debt service obligations could also, among other things, limit our ability to obtain additional financing or renew existing financing at maturity on satisfactory terms; increase our vulnerability to general economic downturns, competition and industry conditions; result in a downgrade of our credit ratings; increase our exposure to rising interest rates to the extent any of our borrowings are at variable interest rates; and/or reduce the availability of our cash flow to fund our operations and other corporate initiatives.

We are dependent on the level of oil and natural gas exploration and development activities.

Demand for our products and services is dependent upon the level of oil and natural gas exploration and development activities. The level of worldwide oil and natural gas development activities is primarily influenced by the price of oil and natural gas, as well as price expectations. The current state of world economies could lead to further weakness in exploration and production spending levels, further reducing demand for our products and services and adversely impacting future results. In addition to oil and natural gas prices, the following factors impact exploration and development activity and may lead to significant changes in worldwide activity levels:

•	overall level of global economic growth and activity;

•	actual and perceived changes in the supply of and demand for oil and natural gas;

•	political stability and policies of oil-producing countries;

•	finding and development costs of operators;

•	decline and depletion rates for oil and natural gas wells; and

•	seasonal weather conditions that temporarily curtail drilling operations.

Changes in any of these factors could adversely impact our financial condition, results of operations, prospects or cash flows.

A significant portion of our revenue is derived in markets outside of North America.

We are a multinational oilfield service company and generate the majority of our oilfield revenues in markets outside of North America. Changes in conditions within certain countries that have historically experienced a high degree of political and/or economic instability could adversely impact our operations in such countries and as a result our financial condition, results of operations, prospects or cash flows. Additional risks inherent in our non-North American business activities include:

•	changes in political and economic conditions in the countries in which we operate, including civil uprisings, riots and terrorist acts;

•	unexpected changes in regulatory requirements affecting oil and natural gas exploration and development activities;

•	fluctuations in currency exchange rates and the value of the U.S. dollar;

•	restrictions on repatriation of earnings or expropriation of property without fair compensation;

•	governmental actions that result in the deprivation of contract or proprietary rights in the countries in which we operate; and

•	governmental sanctions.

We operate in a highly technical and competitive environment.

We operate in a highly competitive business environment. Accordingly, demand for our products and services is largely dependent on our ability to provide leading-edge, technology-based solutions that reduce the operator’s overall cost of developing energy assets and to commercialize performance-driven new technology. If competitive or other market conditions impact our ability to continue providing superior-performing product offerings, our financial condition, results of operations, prospects or cash flows could be adversely impacted.

Regulatory compliance costs and liabilities could adversely impact our earnings and cash available for operations.

We are exposed to a variety of federal, state, local and international laws and regulations relating to matters such as the use of hazardous materials, health and safety, labor and employment, import/export control, currency exchange, bribery, corruption and taxation, and the environment, including laws and regulations governing air emissions, wastewater discharges and waste management. These laws and regulations are complex, change frequently and have tended to become more stringent over time. In the event the scope of these laws and regulations expand in the future, the incremental cost of compliance could adversely impact our financial condition, results of operations, prospects or cash flows. For example, the adoption of more stringent laws and regulations that curtailed either directly or indirectly the level of oil and natural gas exploration and development activities could adversely affect our operations by limiting demand for our products and services.

Our industry is experiencing more litigation involving claims of infringement of intellectual property rights.

Over the past few years, the industry in which we operate has experienced increased litigation related to the infringement of intellectual property rights. Although no material matters are pending or threatened at this time, we, as well as certain of our competitors, have been named as defendants in various intellectual property matters in the past. These types of claims are typically costly to defend, involve the risk of monetary judgments that, in certain circumstances, are subject to being enhanced and are often brought in venues that have proved to be favorable to plaintiffs. If we are served with any intellectual property claims that we are unsuccessful in defending, it could adversely impact our results of operations, financial condition, prospects and cash flows.

Our business operations in countries outside the United States are subject to a number of U.S. federal laws and regulations, including restrictions imposed by the Foreign Corrupt Practices Act as well as trade sanctions administered by the Office of Foreign Assets Control and the Commerce Department.

Our business operations in countries outside the United States are subject to a number of U.S. federal laws and regulations, including restrictions imposed by the Foreign Corrupt Practices Act (“FCPA”) as well as trade sanctions administered by the Office of Foreign Assets Control (“OFAC”) and the Commerce Department. The FCPA is intended to prohibit bribery of foreign officials or parties and requires public companies in the United States to keep books and records that accurately and fairly reflect those companies’ transactions. OFAC and the Commerce Department administer and enforce economic and trade sanctions based on U.S. foreign policy and national security goals against targeted foreign states, organizations and individuals. If we fail to comply with these laws and regulations, we could be exposed to claims for damages, financial penalties, reputational harm, incarceration of our employees or restrictions on our operations. We are actively pursuing the termination of all business activities in Iran and Sudan. We are conducting a review of the business activities involving Iran and Sudan. While the nature and scope of issues that may emerge from this review are yet to be determined, there is a risk that we could identify violations of U.S. sanctions laws, which if pursued by regulatory authorities, could result in administrative or criminal penalties which in certain circumstances could be material.

Forward-looking statements

Certain matters discussed in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein and therein are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. These forward-looking statements can generally be identified as such because of the context of the statement or because the statement will include words such as we “intend,” “plan,” “may,” “should,” “will,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “continue,” “potential,” “opportunity,” “project,” or similar terms or words of similar import. Similarly, statements that describe our future plans, objectives or goals or future revenues or other financial metrics are also forward-looking statements. These statements are based on certain assumptions and analyses that we believe are appropriate under the circumstances. Management believes these forward-looking statements are reasonable. However, we cannot guarantee that we actually will achieve these plans, intentions or expectations. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any of them in light of new information, future events or otherwise. Such forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those anticipated as of the date of this prospectus supplement, the accompanying prospectus or the documents we incorporate by reference herein and therein, as applicable. These risks, uncertainties and factors that could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	overall demand for and pricing of the Company’s products and services;

•	actual and perceived changes in the supply of and demand for oil and natural gas;

•	the deterioration in the global business environment;

•	general economic and business conditions;

•	the financial and credit market environment;

•	our ability to identify and finance acquisition opportunities;

•	the level of oil and natural gas exploration and development activities;

•	global economic growth and activity;

•	political and economic stability of oil-producing countries and the countries within which Smith operates;

•	finding and development costs of operations;

•	decline and depletion rates for oil and natural gas wells;

•	seasonal weather conditions;

•	compliance with domestic and international regulations in the markets we serve;

•	increased levels of intellectual property infringement litigation in our industry;

•	fluctuations in currency exchange rates and the value of the U.S. dollar;

•	competitive or other market and industry conditions; and

•	changes in laws or regulations.

Other factors and assumptions not identified above also were involved in the derivation of the forward-looking statements. While it is not possible to identify all factors, our forward-looking statements are subject to the above risk factors and other risk factors that include, but are not limited to, those discussed in the “Risk factors” section beginning on page S-4 of this prospectus supplement, as well as additional disclosures described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, including the information in Item 1A, “Risk Factors” of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and Item 1A, “Risk Factors” of Part II of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, many of which are beyond our ability to control or predict. The risks described in the “Risk factors” section of this prospectus supplement and the failure of other assumptions to be realized could cause our actual results to differ materially from those described in, or otherwise implied by, the forward-looking statements.

These risks and uncertainties should be considered in evaluating these forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements in this section. You should not unduly rely on these forward-looking statements, which speak only as of the date such statements are made and for which we assume no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements. You should, however, review the factors and risks we describe in the reports we file from time to time with the SEC.

Use of proceeds

We estimate that the net proceeds from the sale of common stock in this offering will be approximately $717.4 million, based on an offering price of $26.50 per share, or $825.1 million if the underwriters’ option is exercised in full, in each case after deducting the underwriting discount and estimated offering expenses. We intend to use the net proceeds from this offering for debt repayment (including partial repayment of our term loan due June 2012, which carries interest at a Eurodollar rate of LIBOR plus 70 basis points), general corporate purposes, and funding of potential acquisitions or investments, although we have no current commitments or agreements with respect to any material repayments, investments or acquisitions as of the date of this prospectus supplement. We are undertaking this offering in order to have additional liquid assets available for these purposes and to provide us with additional financial and strategic flexibility.

Capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2009 on:

•	an actual basis; and

•	an as adjusted basis to give effect to the sale of the shares of common stock offered hereby and partial repayment of our term loan due June 2012 (at an offering price of $26.50 per share and assuming no exercise of the underwriters’ option for this offering).

You should read the following table in conjunction with (1) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and (2) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto contained in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009, all of which are incorporated by reference in this prospectus supplement.

	As of September 30, 2009
(in thousands)	Actual	As Adjusted

Cash and cash equivalents	$281,497	$391,497
Short-term borrowings and current portion of long-term debt	322,874	72,874
Long-term debt:
Notes, net of unamortized discounts	1,493,539	1,493,539
Revolving credit facilities	—	—
Term loans	827,221	219,836
Less — Current portion of long-term debt	(271,350)	(21,350)

Long-term debt	2,049,410	1,692,025

Total debt, including current portion	2,372,284	1,764,899
Stockholders’ equity:
Preferred stock, $1.00 par value; 5,000 shares authorized; no shares issued	—	—
Common stock, $1.00 par value; 500,000 shares authorized; 237,000 and 265,000 shares issued	237,000	265,000
Additional paid-in capital	2,010,935	2,700,320
Retained earnings	2,935,140	2,935,140
Accumulated other comprehensive income	17,935	17,935
Less — Treasury securities, at cost; 17,633 common shares	(475,502)	(475,502)

Smith stockholders’ equity	4,725,508	5,442,893

Noncontrolling interests in subsidiaries	1,345,746	1,345,746

Total stockholders’ equity	6,071,254	6,788,639
Total capitalization	$8,443,538	$8,553,538

Common stock price range and dividends

Our common stock is listed on the New York Stock Exchange under the symbol “SII.” The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported on the New York Stock Exchange and the per-share cash dividends declared.

			Dividend
	High	Low	declared

Fiscal year ended December 31, 2007
First Quarter	$48.57	$36.21	$0.10
Second Quarter	60.43	49.00	0.10
Third Quarter	74.00	56.86	0.10
Fourth Quarter	75.34	59.25	0.10
Fiscal year ended December 31, 2008
First Quarter	$75.50	$54.21	$0.12
Second Quarter	83.47	67.02	0.12
Third Quarter	86.16	55.66	0.12
Fourth Quarter	56.24	19.78	0.12
Fiscal year to end December 31, 2009
First Quarter	$28.84	$18.92	$0.12
Second Quarter	31.91	21.97	0.12
Third Quarter	29.79	22.61	0.12
Fourth Quarter (through November 17, 2009)	33.81	26.86	0.12

The last reported sale price of our common stock on the New York Stock Exchange on November 17, 2009 was $26.86 per share. As of November 13, 2009, there were 219,411,172 shares of our common stock outstanding.

Although Smith has in the past paid regular cash dividends to the holders of our common stock and currently intends to continue paying regular dividends, we are not required to do so and may reduce or eliminate dividends on our common stock in the future. The level of future dividend payments will be at the discretion of our Board of Directors and will depend upon our financial condition, earnings, cash flows, compliance with certain debt covenants and other relevant factors. Accordingly, there can be no assurance that we will pay dividends even if sufficient cash is available for distribution.

Certain U.S. federal income tax considerations for non-U.S. holders

The following is a general discussion of certain U.S. federal income tax considerations with respect to the ownership and disposition of shares of our common stock applicable to non-U.S. holders who acquire such shares in this offering and hold such shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of our common stock (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

This summary is based on current provisions of the Code, Treasury regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service, and other applicable authorities, all of which are subject to change (possibly with retroactive effect). This summary does not address all aspects of U.S. federal income taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of U.S. federal estate and gift, state, local, or non-U.S. taxes. This summary may not apply, in whole or in part, to particular non-U.S. holders in light of their individual circumstances or to holders subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, tax-exempt organizations, financial institutions, brokers or dealers in securities, “controlled foreign corporations,” “passive foreign investment companies,” non-U.S. holders that hold our common stock as part of a straddle, hedge, conversion transaction or other integrated investment, and certain U.S. expatriates).

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of a partnership holding our common stock should consult their tax advisor as to the particular U.S. federal income tax consequences applicable to them.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR NON-U.S. HOLDERS RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. PROSPECTIVE HOLDERS OF OUR COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Dividends

In general, any distributions we make to a non-U.S. holder with respect to its shares of our common stock that constitutes a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless the non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and the non-U.S. holder provides proper certification of its eligibility for such reduced rate. A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution in excess of our current accumulated earnings and profits will be treated first as reducing the adjusted basis in the non-U.S. holder’s shares of our common stock and, to the extent it exceeds the adjusted basis in the non-U.S. holder’s shares of our common stock, as gain from the sale or exchange of such stock.

Dividends we pay to a non-U.S. holder that are effectively connected with its conduct of a trade or business within the United States (and, if an income tax treaty applies, are attributable to a U.S. permanent establishment of the non-U.S. holder) will not be subject to U.S. withholding tax, as described above, if the non-U.S. holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a “United States person” as defined in the Code. Dividends received by a foreign corporation that are effectively connected with its conduct of trade or business within the United States may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

A non-U.S. holder of shares of our common stock that wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to complete IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that such holder is not a “United States person” as defined under the Code and is eligible for treaty benefits (or, if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations). Special certification and other requirements apply to certain non-U.S. holders that are entities rather than individuals. Non-U.S. holders should consult their own advisors regarding the certification requirements applicable to them.

A non-U.S. holder of shares of our common stock that is eligible for a reduced rate of U.S. withholding tax in respect of dividends received may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on sale or other disposition of common stock

In general, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the non-U.S. holder’s shares of our common stock unless:

•	the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. holder);

•	the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•	we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such non-U.S. holder’s holding period of our common stock.

Gain that is effectively connected with the conduct of a trade or business in the United States (or so treated) generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If the non-U.S. holder is a foreign corporation, the branch profits tax described above also may apply to such effectively connected gain. An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the United States for 183 days or more during the year of sale or other disposition of our common stock will be subject to a flat 30% tax on the gain derived from such sale or other disposition, which may be offset by United States source capital losses realized in such year. We believe that we currently are not, and do not anticipate becoming, a U.S. real property holding corporation.

Backup withholding, information reporting and other reporting requirements

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information reporting may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

A non-U.S. holder will generally be subject to backup withholding for dividends on our common stock paid to such holder unless such holder certifies under penalties of perjury that, among other things, it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our common stock by a non-U.S. holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a non-U.S. holder sells or otherwise disposes its shares of our common stock through a U.S. broker or the U.S. offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the non-U.S. holder to the Internal Revenue Service and also backup withhold on that amount unless such non-U.S. holder provides appropriate certification to the broker of its status as a non-U.S. person or otherwise establishes an exemption.

Information reporting will also apply if a non-U.S. holder sells its shares of our common stock through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that such non-U.S. holder is a non-U.S. person and certain other conditions are met, or such non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional income tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder generally can be credited against the non-U.S. holder’s U.S. federal income tax liability, if any, or refunded, provided that the required information is furnished to the Internal Revenue Service in a timely manner. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Underwriting (Conflicts of interest)

We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities Inc. is acting as sole book-running manager of the offering and as representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares

J.P. Morgan Securities Inc.	18,200,000
UBS Securities LLC	4,620,000
Calyon Securities (USA) Inc.	1,190,000
DnB NOR Markets, Inc.	1,190,000
Fortis Securities LLC	1,190,000
Wells Fargo Securities, LLC	1,190,000
Comerica Securities, Inc.	420,000

Total	28,000,000

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

The underwriters have an option to buy up to 4,200,000 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $0.86125 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without over-	With over-
	allotment exercise	allotment exercise

Per share	$0.86125	$0.86125
Total	$24,115,000	$27,732,250

We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $500,000.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities Inc. for a period of 90 days after the date of this prospectus supplement, other than the shares of our common stock to be sold hereunder and any shares of our common stock, options, or other securities issued under our existing management incentive plans.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, will not, during the period ending 90 days after the date of this prospectus supplement, without the prior written consent of J.P. Morgan Securities Inc., (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock. These restrictions do not apply to (A) bona fide gifts, (B) dispositions to any trust for the direct or indirect benefit of such director or executive officer and/or a member of the immediate family of such director or executive officer other than any disposition for value, (C) the transfer or intestate succession to the legal representatives or a member of the immediate family of such director or executive officer, (D) the sale pursuant to any existing contract, instruction or plan that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) (a 10b5-1 Plan), (E) the establishment of any 10b5-1 Plan, provided, that no sales of our common stock or securities convertible into, or exchangeable or exercisable for our common stock, are made pursuant to a 10b5-1 Plan prior to the expiration of the 90-day period if such 10b5-1 Plan was established after the date hereof, (F) dispositions from any grantor retained annuity trust established for the direct benefit of such director or executive officer and/or a member of the immediate family of such director or executive officer pursuant to the terms of such trust as in effect on the date hereof, (G) the disposition pursuant to a pledge in effect on the date hereof of our common stock or securities convertible into, or exchangeable or exercisable for, our common stock as security for a margin account pursuant to the terms of such account, and (H) the exercise pursuant to any stock option plans of ours currently in effect effected by means of net share settlement or by the delivery or sale of shares of our common stock held by such director or executive officer; provided that, in the case of any gift, disposition, transfer or distribution pursuant to clause (A) (other than in the case of charitable gifts to not-for-profit organizations), (B), (C) or (F), each donee, transferee or distributee shall execute and deliver to the Representative a lock-up letter in the form of this paragraph. We define “immediate family” to mean such director and executive officer and any relationship by blood, marriage or adoption, not more remote than first cousin.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus supplement may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running manger for any such offer; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Conflicts of interest

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In addition, certain of the underwriters and their affiliates are lenders under our various debt documents including our credit agreement dated May 5, 2005 among us, Comerica Bank, as agent and the lenders thereto, as amended, and the term loan due 2012 and may be lenders under future credit agreements. We intend to use a portion of the net proceeds of this offering to repay some of the indebtedness outstanding under the term loan due 2012. Because more than 5% of the net proceeds of this offering may be paid to the underwriters and their affiliates as lenders under our outstanding term loan due 2012, this offering will be made in accordance with Rule 2720(a) of the Financial Industry Regulatory Authority, Inc.

Legal matters

Certain legal matters in connection with this offering will be passed upon by Wachtell, Lipton, Rosen & Katz. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP.

Experts

The consolidated financial statements and related consolidated financial statement schedule incorporated in this document by reference from our Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and consolidated financial statement schedule and include an explanatory paragraph regarding the adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109” on January 1, 2007 and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such financial statements and financial statement schedule have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Smith International, Inc.

Debt Securities
Common Stock

Units Consisting of Any Combination of
Debt Securities or Common Stock

We may offer and sell the securities listed above from time to time in one or more classes or series and in amounts, at prices and on terms that we will determine at the time of the offering.

This prospectus provides you with a general description of the securities that may be offered. We will provide specific terms of these securities and the manner in which we will sell them in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in any of our securities.

Investing in any of our securities involves risk. You should consider the risk factors described in any accompanying prospectus supplement or any of the documents we incorporate by reference.

Our common stock is listed on the New York Stock Exchange under the trading symbol “SII.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated September 23, 2008.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any dealer, salesman or other person to provide you with additional or different information. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information in this prospectus or any prospectus supplement or in any document incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information.

ABOUT THE PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may, over time, offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the offering and the securities being offered at that time. A prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any accompanying prospectus supplement together with the additional information, described under the heading “Where You Can Find More Information.”

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any prospectus supplement to “Smith,” “Company,” “we,” “us,” and “our” mean Smith International, Inc. and its subsidiaries, on a consolidated basis, unless the context requires otherwise.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus does not contain all of the information included in the registration statement and all of the exhibits and schedules thereto. For further information about the registrants, you should refer to the registration statement. Summaries of agreements or other documents in this prospectus are not necessarily complete. Please refer to the exhibits to the registration statement for complete copies of such documents.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.

Our common stock is listed on the New York Stock Exchange under the trading symbol “SII.” Our reports, proxy statements and other information may be read and copied at the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we terminate this offering:

•	our annual report on Form 10-K for the year ended December 31, 2007;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008;

•	our current reports on Form 8-K filed with the SEC on April 29, 2008, May 19, 2008, June 5, 2008, June 25, 2008, July 22, 2008, August 15, 2008 and August 25, 2008;

•	the description of our common stock contained in our registration statement on Form 8-B, as filed with the SEC on May 25, 1983, as amended by Form 8 filed on August 26, 1991, including any additional amendments that we may have filed in the past, or may file in the future, for the purpose of updating the description of our common stock; and

•	the description of our preferred share purchase rights set forth in our registration statement on Form 8-A12B, filed with the SEC on June 15, 2000, including all amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing us at the following address or calling us at the following number:

Smith International, Inc.
16740 East Hardy Road
Houston, Texas 77032
Attention: Investor Relations
(281) 443-3370

FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus, any prospectus supplement and the documents we incorporate by reference herein and therein are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can generally be identified as such because of the context of the statement or because the statement will include words such as we “intend,” “plan,” “may,” “should,” “will,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “continue,” “potential,” “opportunity,” “project,” similar terms or words of similar import. Similarly, statements that describe our future plans, objectives or goals or future revenues or other financial metrics are also forward-looking statements. These statements are based on certain assumptions and analyses that we believe are appropriate under the circumstances. Management believes these forward-looking statements are reasonable. However, we cannot guarantee that we actually will achieve these plans, intentions or expectations. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any of them in light of new information, future events or otherwise. Such forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those anticipated as of the date of this prospectus, any prospectus supplement or the documents we incorporate by reference herein and therein, as applicable. These risks, uncertainties and factors that could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	general economic and business conditions;

•	the level of oil and natural gas exploration and development activities;

•	global economic growth and activity;

•	political stability of oil-producing countries;

•	finding and development costs of operations;

•	decline and depletion rates for oil and natural gas wells;

•	seasonal weather conditions;

•	industry conditions; and

•	changes in laws or regulations.

These risks and uncertainties, along with the risk factors discussed in the prospectus supplement or the documents we incorporate by reference, should be considered in evaluating the forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements in this section. You should not unduly rely on these forward-looking statements, which speak only as of the date such statements are made. You should, however, review the factors and risks we describe in the reports we file from time to time with the SEC.

ABOUT OUR COMPANY

Smith International, Inc. is one of the largest global providers of products and services used by operators during the drilling, completion and production phases of oil and natural gas development activities. We provide a comprehensive line of technologically-advanced drilling-related product offerings, including drilling fluid systems, environmental and waste-management services, three-cone and diamond drill bits, drilling tubulars as well as directional drilling, measurement-while-drilling and logging-while-drilling services. We also provide a broad range of products and services used by exploration and production companies to complete and produce wells, including completion fluids and tools, oilfield production chemicals, coiled tubing services, liners and packers. Our distribution operations provide supply-chain management solutions through an extensive North American branch network providing pipe, valves and fittings as well as mill, safety and other maintenance products.

Smith International, Inc. was incorporated in the state of California in January 1937 and reincorporated under Delaware law in May 1983. Our executive offices are headquartered at 16740 East Hardy Road, Houston, Texas 77032 and our telephone number is (281) 443-3370. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are made available free of charge on our Internet website at www.smith.com as soon as reasonably practicable after we have electronically filed such material with, or furnished it to, the SEC. Our Corporate Governance Guidelines, Code of Business Conduct and Ethics and the charters of the Audit Committee, Compensation and Benefits Committee and Nominating and Corporate Governance Committee are also available on the Investor Relations section of our Internet website. We intend to disclose on our website any amendments or waivers to our Code of Business Conduct and Ethics that are required to be disclosed pursuant to Item 5.05 of Form 8-K. Printed copies of these documents are available to stockholders upon request.

USE OF PROCEEDS

Unless we specify otherwise in a prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes, including working capital, the repayment or refinancing of our indebtedness, future acquisitions and capital expenditures. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in a prospectus supplement. A description of any indebtedness to be refinanced with the proceeds from the sale of the securities will be set forth in a prospectus supplement. Until we apply the net proceeds for specific purposes, we may invest the net proceeds in short-term or marketable securities.

RATIO OF EARNINGS TO FIXED CHARGES

Our unaudited ratio of earnings to fixed charges for the periods indicated are set forth below.

	Six Months Ended June 30,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003

Ratio
Ratio of earnings to fixed charges(1)	19.45	15.67	16.66	14.78	12.76	9.50	7.02
Ratio of earnings to fixed charges, as adjusted(2)	17.31	13.85	14.74	13.15	10.84	7.80	5.49

(1)	For purposes of computing the ratio of earnings to fixed charges, “earnings” consist of “income before income taxes and minority interests,” which includes earnings allocable to the minority interest ownership partners, plus fixed charges. “Fixed charges” consist of interest expensed and capitalized, amortized discounts and capitalized expenses related to indebtedness and the portion of rental expense estimated to represent a reasonable approximation of the interest component.

(2)	We derive a substantial portion of our earnings from M-I SWACO and other majority-owned joint venture operations, which are properly consolidated for financial reporting purposes. We have supplemented the required disclosure and adjusted the Ratio of Earnings to Fixed Charges calculation to eliminate our minority partners’ ownership interest in “earnings” and “fixed charges” in order to reflect coverage levels on a Company-only basis. The Ratio of Earnings to Fixed Charges, as adjusted, should be viewed in addition to, and not as an alternative for, our consolidated ratio as presented in (1) above.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share. As of September 17, 2008, there were 218,854,442 shares of our common stock outstanding, net of shares held in treasury, and held of record by approximately 1,785 stockholders, and no shares of preferred stock were outstanding. On such date, 1,170,365 shares of our common stock were subject to outstanding options, 1,055,456 shares of common stock were subject to outstanding performance-based restricted stock units, 813,280 shares of common stock were subject to outstanding time-based restricted stock units, and 5,130,762 shares of common stock were unassigned and available for grant.

The following description of the terms of our common stock and preferred stock is not complete and is qualified in its entirety by reference to our restated certificate of incorporation, as amended, and our amended and restated bylaws, each of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

Holders of our common stock are entitled to receive dividends declared by the board of directors out of funds legally available for the payment of dividends, subject to the rights of holders of preferred stock. In the first two fiscal quarters of 2008, we declared a dividend of $0.12 per share per quarter, increased from $0.10 per quarter in each fiscal quarter of 2007 and $0.08 per quarter in each fiscal quarter of 2006. Each holder of our common stock is entitled to one vote per share. Upon any liquidation, dissolution or winding-up of our business, the holders of our common stock are entitled to share equally in all assets available for distribution after payment of all liabilities and provision for liquidation preference of any shares of preferred stock then outstanding. The holders of our common stock have no preemptive rights and no rights to convert their common stock into any other securities. There are also no redemption or sinking fund provisions applicable to our common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “SII.” The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the following terms of the preferred stock:

•	designations, powers, preferences and privileges;

•	relative participating, optional or special rights; and

•	the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences.

Any or all of these rights may be greater than the rights of our common stock. Our board of directors has designated 650,000 shares of preferred stock “Series A Junior Participating Preferred Stock,” which shares are issuable upon certain events specified in Smith’s rights plan, as described below.

Our board of directors, without stockholder approval, may issue preferred stock with voting, conversion or other rights that could negatively affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of Smith or make it more difficult to remove Smith’s management. Additionally, the issuance of our preferred stock may have the effect of decreasing the market price of our common stock.

Rights Plan

On June 8, 2000, we adopted a Rights Agreement. As part of the Rights Agreement, our board of directors declared a dividend of one junior participating preferred share purchase right for each share of our common stock outstanding on June 20, 2000. Our board of directors also authorized the issuance of one share purchase right for each share of our common stock issued after June 20, 2000 until the occurrence of certain events.

The share purchase rights are exercisable upon the occurrence of certain events related to a person acquiring or announcing the intention to acquire beneficial ownership of 20% or more of our common stock. In the event any person becomes an acquiring person, each holder (except an acquiring person) of a share purchase right will be entitled to purchase, at an effective exercise price of $87.50, subject to adjustment, shares of our common stock having a market value of twice the share purchase right’s exercise price. The acquiring person will not be entitled to exercise these share purchase rights. In addition, if at any time after a person has become an acquiring person, we are involved in a merger or other business combination transaction, or sell 50% or more of our assets or earning power to another entity, each share purchase right will entitle its holder to purchase, at an effective exercise price of $87.50, subject to adjustment, shares of common stock of the other entity having a value of twice the share purchase right’s exercise price. After a person or group becomes an acquiring person, but before an acquiring person owns 50% or more of our common stock, our board of directors may extinguish the share purchase rights by exchanging one share of common stock, or an equivalent security, for each share purchase right, other than share purchase rights held by the acquiring person.

In the event the share purchase rights become exercisable and sufficient shares of our common stock are not authorized to permit the exercise of all outstanding share purchase rights, we are required under the Rights Agreement to take all necessary action including, if necessary, seeking stockholder approval to obtain additional authorized shares.

The share purchase rights are subject to redemption at the option of our board of directors at a price of one-quarter of a cent per share purchase right until the occurrence of certain events. The share purchase rights currently trade with our common stock, have no voting or dividend rights and expire on June 8, 2010.

Delaware Law Anti-takeover Provisions

As a Delaware corporation, we are subject to the provisions of Section 203 of the Delaware General Corporation Law. Under Section 203, we generally would be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that the stockholder became an interested stockholder unless:

•	prior to this time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the business combination is approved by our board of directors and authorized at an annual or special meeting of our stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of a corporation’s assets involving the interested stockholder;

•	any transaction that results in the issuance or transfer by the corporation of any of its stock to the interested stockholder, subject to limited exceptions;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation’s capital stock beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding Smith voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Restated Certificate of Incorporation and Bylaw Provisions

Various provisions contained in our restated certificate of incorporation and amended and restated bylaws could delay or discourage some transactions involving an actual or potential change in control of Smith or our management and may limit the ability of our stockholders to remove current management or approve transactions that our stockholders may deem to be in their best interests. These provisions:

•	authorize our board of directors to establish one or more series of undesignated preferred stock, the terms of which can be determined by our board of directors at the time of issuance;

•	divide our board into three classes of directors, with each class serving a staggered three-year term;

•	require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing;

•	provide an advanced written notice procedure with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors;

•	state that special meetings of our stockholders may be called only by our board of directors, the chairman of our board of directors, our chief executive officer, our president, our secretary or any two other officers of our company;

•	provide that certain provisions of our restated certificate of incorporation can be amended only by supermajority vote of the outstanding shares; and

•	allow our directors, and not our stockholders, to fill vacancies on our board of directors, including vacancies resulting from removal or enlargement of our board.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities that will be issued pursuant to an indenture, dated as of September 8, 1997, between us and The Bank of New York Mellon, as trustee. We may supplement the indenture by supplemental indentures in order to issue new debt securities, change the provisions of the indenture or alter previously issued debt securities. The following is a summary of certain provisions of the indenture and does not contain all of the information that may be important to you. You should read all provisions of the indenture carefully, including the definitions of terms, before you decide to invest in the debt securities. If we refer to particular sections or defined terms of the indenture, we mean to incorporate by reference those sections or defined terms of the indenture. We filed a copy of the indenture as Exhibit 4.1 to our Registration Statement on Form S-3 dated August 22, 1997 (Registration No. 333-34249). See “Where You Can Find More Information.”

General

The debt securities will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness. The following securities have been issued and are outstanding under the indenture:

•	$275,000,000 in aggregate principal amount of 6% senior notes of which $275,000,000 is outstanding and due June 2016; and

•	$250,000,000 in aggregate principal amount of 6.75% senior notes of which $220,000,000 is outstanding and due February 2011.

The indenture does not limit the amount of debt securities that we may issue. We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or with an original issue discount. The prospectus supplement will set forth the initial offering price, the aggregate principal amount and the following terms of the debt securities:

•	the title;

•	any limit on the aggregate principal amount of a particular series;

•	the date or dates that principal is payable;

•	the rate or rates of interest and, if applicable, the method used to determine the rate or rates of interest, if any, the date or dates from which interest will accrue, the dates that interest will be payable and the record date for the payment of interest;

•	the place or places where principal and interest will be payable;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option;

•	our obligation, if any, to redeem, repurchase or repay the debt securities pursuant to any sinking fund or similar provisions or at the option of a holder thereof and the period, price and terms and conditions for redemption, repurchase or repayment;

•	the provisions, if any, for the defeasance of the debt securities;

•	the denominations, if other than denominations of $1,000 and any integral multiple thereof;

•	the amount of principal that will be payable upon acceleration, if other than the entire principal amount;

•	the currency of denomination;

•	the designation of the currency or currencies in which payment of principal and interest will be made;

•	if payments of principal or interest are to be made in a currency other than the denominated currency, how the exchange rate will be determined;

•	how the payments of principal or interest will be determined if by reference to an index based on a currency or currencies other than originally denominated or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any addition to or change in the events of default or covenants with respect to the debt securities; and

•	any other terms that will not be inconsistent with the provisions of the indenture.

Form, Exchange, Registration and Transfer; Payment; Book-Entry

We will issue the debt securities in registered form. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

Debt securities of any series will be exchangeable for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the registrar. The registrar will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

We will appoint the trustee under the indenture as registrar for our debt securities issued under that indenture. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional registrars for any series of debt securities.

Unless we inform you otherwise in a prospectus supplement, payments on the debt securities will be made in U.S. dollars at the office of the trustee or any paying agent we designate. At our option, we may make payments by check mailed to the holder’s registered address or by wire transfer for global debt securities. Unless we inform you otherwise in a prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in a prospectus supplement, the trustee under the indenture will be designated as our paying agent for payments on debt securities issued under the indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

In most cases, the trustee and paying agent will repay to us upon written request any funds held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment.

We may issue debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

No Protection in the Event of a Change of Control

Unless otherwise set forth in the prospectus supplement, the debt securities will not contain any provisions that protect the holders of the debt securities in the event of a change of control of us or in the event of a highly leveraged transaction, whether or not such transaction results in a change of control of us.

Certain Covenants

The indenture does not contain any restrictions on our payment of dividends or any financial covenants. The indenture does not contain provisions that would afford holders of the debt securities protection in the event of a transfer of assets to a Subsidiary and incurrence of unsecured debt by that Subsidiary, or in the event of a decline in our credit quality resulting from highly leveraged or other similar transactions involving us.

Limitation on Indebtedness Secured by a Lien. The indenture provides that neither we nor any Subsidiary will create, assume, guarantee or suffer to exist any Indebtedness secured by any lien, pledge, mortgage, security interest, conditional sale or other title retention agreement or other similar encumbrance (“Lien”) on any Principal Property unless we secure or cause our Subsidiary to secure the debt securities equally and ratably with, or prior to, the secured Indebtedness. This restriction will not apply to Indebtedness secured by:

•	Liens on any Principal Property of any Person that exists prior to the time (A) that Person becomes a Subsidiary, (B) that Person merges into or consolidates with a Subsidiary or (C) a Subsidiary merges into or consolidates with that Person in a transaction in which that Person becomes a Subsidiary, provided that the Liens were not created in anticipation of or in connection with any transaction described in clauses (A), (B) or (C);

•	Liens in favor of us or a Subsidiary;

•	Liens on any Principal Property in favor of the United States of America or any state or political subdivision of the United States, or in favor of any other country or any political subdivision of any other country, to secure payment under any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or part of the purchase price or the cost of construction or improvement of the Principal Property subject to those Liens;

•	Liens on any Principal Property subsequently acquired by us or any Subsidiary, contemporaneously with the acquisition of the Principal Property or within 180 days after that acquisition, to secure or provide for the payment of any part of the purchase price, construction or improvement of the Principal Property, or Liens assumed by us or any Subsidiary upon any Principal Property subsequently acquired by us or any Subsidiary that existed at the time of the acquisition of the Principal Property, provided that the amount of any Indebtedness secured by any Lien created or assumed does not exceed the cost to us or our Subsidiary, as the case may be, of the Principal Property covered by that Lien;

•	Liens existing on the date of issuance of the debt securities;

•	Liens representing the extension, renewal or refunding of any Lien referred to in the preceding clauses and the Indebtedness secured by those Liens;

•	Liens for taxes and governmental charges not yet due or that are being contested in good faith;

•	pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; and

•	any other Lien, so long as the aggregate of all Indebtedness secured by such Liens and the aggregate Value of the Sale and Lease-Back Transactions in existence at that time, not including those in connection with which we have voluntarily retired funded Indebtedness as provided in the indenture, does not exceed 10% of the Consolidated Net Tangible Assets of us and our Subsidiaries. (Indenture Section 10.7).

Limitation on Sale and Lease-Back Transactions. The indenture provides that neither we nor any Subsidiary will enter into any Sale and Lease-Back Transaction with respect to any Principal Property unless either:

•	we or any Subsidiary would be entitled, under our covenant relating to “Limitation on Indebtedness Secured by a Lien,” to create, assume, guarantee or suffer Indebtedness secured by a Lien under any provision of the first five clauses in the preceding paragraph or to incur Indebtedness in a principal amount equal to or exceeding the Value of the Sale and Lease-Back Transaction secured by a Lien on the property to be leased without equally and ratably securing the securities; or

•	we or any Subsidiary, within 120 days after the effective date of the transaction, apply an amount equal to the greater of (1) the net proceeds of the sale of the property subject to the Sale and Lease-Back Transaction and (2) the Value of the Sale and Lease-Back Transaction, to the voluntary retirement of our Indebtedness, which may include the debt securities. (Indenture Section 10.8).

Certain Definitions

“Capital Stock” is defined in the indenture to mean any and all shares, interests, participations or other equivalents in the equity interest in any Person and any rights (other than debt securities convertible into an equity interest), warrants or options to subscribe for or to acquire an equity interest in such Person.

“Consolidated Net Tangible Assets” is defined in the indenture to mean total consolidated assets of us and our Subsidiaries, less (i) current liabilities of us and our Subsidiaries, and (ii) the net book amount of all intangible assets of us and our Subsidiaries.

“Consolidated Subsidiary” is defined in the indenture to mean at any date any Subsidiary the accounts of which are consolidated with ours for financial reporting purposes.

“Indebtedness” is defined in the indenture to mean (i) long-term liabilities representing borrowed money or purchase money obligations as shown on the liability side of a balance sheet, other than liabilities evidenced by obligations under leases, (ii) indebtedness secured by any Lien existing on property owned subject to that Lien, whether or not the secured indebtedness has been assumed and (iii) contingent obligations in respect of, or to purchase or otherwise acquire, any indebtedness of others described in the foregoing clauses (i) or (ii) above, including guarantees and endorsements, other than for purposes of collection in the ordinary course of business of any indebtedness.

“Person” is defined in the indenture to mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or any other entity.

“Principal Property” is defined in the indenture to mean any manufacturing plant, processing plant or any mining facility or property owned or leased by us or any Subsidiary, any Capital Stock or Indebtedness of a Subsidiary or any other property or right owned by or granted to us or any Subsidiary and used or held for use in any of the principal businesses conducted by us or any Subsidiary, except for any such property or right which, in the opinion of our Board of Directors as set forth in a Board resolution adopted in good faith, is not material to the total business conducted by us and our Subsidiaries considered as one enterprise.

“Sale and Lease-Back Transaction” is defined in the indenture to mean the leasing by us or a Subsidiary for a period of more than three years of any Principal Property that has been sold or is to be sold or transferred by us or any Subsidiary to any party, other than us or a Subsidiary.

“Significant Subsidiary” is defined in the indenture to mean any Subsidiary (i) which, as of the close of our fiscal year immediately preceding the date of determination, contributed more than 10% of the consolidated net operating revenues of us and our consolidated Subsidiaries for such year or (ii) the total net tangible assets of which as of the close of such immediately preceding fiscal year exceeded 10% of the Consolidated Net Tangible Assets.

“Subsidiary” of a Person is defined in the indenture to mean (i) a corporation, a majority of whose Voting Stock is at the time, directly or indirectly, owned by that Person, by one or more subsidiaries of that Person or by that Person and one or more subsidiaries of that Person, (ii) a partnership in which that Person or a subsidiary of that Person is, at the date of determination, a general or limited partner of that partnership, but only if that Person or its subsidiary is entitled to receive more than 50% of the assets of that partnership upon its dissolution, or (iii) any other Person, other than a corporation or partnership, in which that Person, directly or indirectly, at the date of determination, has (a) at least a majority ownership interest or (b) the power to elect or direct the election of a majority of the directors or other governing body of that Person.

“Value” is defined in the indenture to mean, with respect to any Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (i) the net proceeds of the sale or transfer of the property leased pursuant to the Sale and Lease-Back Transaction and (ii) the fair value in the opinion of the Board of Directors of the property at the time of entering into the Sale and Lease-Back Transaction, subject to adjustment at any particular time for the length of the remaining initial lease term.

“Voting Stock” is defined in the indenture to mean all classes of Capital Stock of a Person then outstanding normally entitled to vote in elections of directors or Persons performing similar functions, whether at all times or only so long as no senior class of stock has voting power by reason of any contingency.

Consolidation, Merger and Sale of Assets

The indenture provides that we may not consolidate with or merge into any other corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any other party, unless, among other things:

•	the corporation formed by consolidation or into which we merge or the party that acquires by conveyance or transfer, or that leases our properties and assets substantially as an entirety, is organized and existing under the laws of the United States, any State of the United States or the District of Columbia and expressly assumes our obligations on the debt securities and under the indenture by means of an indenture supplemental to the indenture; and

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing. (Indenture Section 8.1).

Events of Default

The following are events of default under the indenture with respect to debt securities of any series:

•	default for 30 days in the payment of any interest on the debt securities;

•	default in the payment of the principal of or premium, if any, on the debt securities when due either at maturity or upon acceleration, redemption or otherwise;

•	default in the deposit of any sinking fund payment, when and as due by the terms of a debt security of that series;

•	default in the performance of any other of the covenants or warranties in the indenture applicable to us that shall not have been remedied for a period of 60 days after notice of default; and

•	the bankruptcy, insolvency or reorganization of us or any Significant Subsidiary. (Indenture Section 5.1)

Within 90 days after the occurrence of any default under the indenture, the trustee is required to notify the holders of the debt securities of the default unless, in the case of any default other than a default in the payment of principal of or premium, if any, or interest on any debt securities, a trust committee of the Board of Directors or responsible officers of the trustee in good faith considers it in the interest of the holders of the debt securities not to do so.

The indenture provides that if an event of default, other than an event of bankruptcy, insolvency or reorganization of us or any Significant Subsidiary, shall have occurred and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of any series then outstanding may declare the entire principal and accrued interest of the debt securities of such series to be due and payable immediately. If an event of bankruptcy, insolvency or reorganization of us or any Significant Subsidiary occurs, the principal amount shall automatically, and without any declaration or other action on the part of the trustee or any holder, become immediately due and payable. Any time after acceleration of the debt securities of any series has been made, but before a judgment or decree for the payment of money based on such acceleration has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of such series, may, under certain circumstances, rescind and annul the acceleration. The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past defaults under the indenture with respect to such series of debt securities, except defaults in payment of principal of or premium, if any, other than by a declaration of acceleration, or interest on the debt securities of such series or provisions that may not be modified or amended without the consent of the holders of all outstanding debt securities of such series.

We are required to furnish to the trustee annually a statement as to our performance of our covenants and agreements under the indenture.

Subject to certain conditions set forth in the indenture, the holders of a majority in principal amount of the then outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee under the indenture in respect of the debt securities. No holder of any debt securities of any series shall have any right to cause the trustee to institute any proceedings, judicial or otherwise, with respect to the indenture or any remedy thereunder unless, among other things, the holder or holders of debt securities shall have offered to the trustee reasonable indemnity against costs, expenses and liabilities relating to such proceedings.

The indenture provides that, in determining whether the holders of the requisite aggregate principal amount of the outstanding debt securities of any series have given, made or taken any request, demand, authorization, direction, notice, consent, waiver or other action thereunder as of any date, debt securities owned by us or any affiliate of ours shall be disregarded and deemed not to be outstanding. In determining whether the trustee shall be protected in relying upon any request, demand, authorization, direction, notice, consent, waiver or other action, only debt securities that a responsible officer of the trustee actually knows to be so owned shall be so disregarded. Debt securities that have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the trustee the pledgee’s right so to act with respect to those debt securities and that the pledgee is not us or any affiliate of ours.

Modification of the Indenture

The indenture provides that we, along with the trustee, may, without the consent of the holders, modify or amend the indenture in order to:

•	evidence the succession of another corporation to us and the assumption by any successor corporation of our covenants in the indenture and in the debt securities;

•	add to our covenants, agreements and obligations for the benefit of the holders of the debt securities;

•	add any additional events of default to the indenture;

•	add to or change any of the provisions of the indenture necessary to permit the issuance of the debt securities in bearer form, registrable as to principal, and with or without interest coupons;

•	evidence and provide for the acceptance of appointment under the indenture by a successor trustee; or

•	cure any ambiguity, or correct or supplement any provision of the indenture that may be inconsistent with any other provision of the indenture, provided the action does not adversely affect the interest of the holders of the debt securities. (Indenture Section 9.1).

We, along with the trustee, may modify or amend the indenture with the consent of the holders of a majority in aggregate principal amount of each series of the debt securities, except that no modification or amendment may, without the consent of the holders of all then outstanding series of debt securities:

•	change the due date of the principal of, or any installment of principal of or interest on, any debt securities of any series;

•	reduce the principal amount of, or any installment of principal or interest or rate of interest on, or any premiums payable on redemption of, any debt securities of any series;

•	reduce the principal amount of any debt securities of any series payable upon acceleration of the maturity of any debt securities;

•	change the place or the currency of payment of principal of, or any premium or interest on, any debt securities of any series;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt securities of any series on or after the due date thereof;

•	reduce the percentage in principal amount of debt securities of any series then outstanding, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

•	modify certain provisions of the indenture regarding the amendment or modification of, or waiver with respect to, any provision of the indenture or the debt securities of any series. (Indenture Section 9.2).

Discharge of the Indenture

The indenture will, upon our written request or order, cease to be of further effect, except as to any surviving rights of registration of transfer or exchange of debt securities expressly provided for in the debt securities, when:

•	either (A) all debt securities authenticated and delivered, other than (1) debt securities that have been destroyed, lost or stolen and that have been replaced or paid and (2) debt securities for whose payment money has been deposited in trust or segregated and held in trust by us and then repaid or discharged from the trust, have been delivered to the trustee for cancellation or (B) all the debt securities not delivered to the trustee for cancellation (1) have become due and payable, (2) will become due and payable at their stated maturity within one year or (3) are to be called for redemption within one year under arrangements satisfactory to the trustee, and we, in the case of (B)(1), (2) or (3), have deposited or caused to be deposited with the trustee, an amount in dollars sufficient to pay and discharge the entire indebtedness on the debt securities not delivered to the trustee for cancellation, for principal and premium, if any, and interest to the date of the deposit, in the case of debt securities that have become due and payable, or to the stated maturity or redemption date, as the case may be;

•	we have paid or caused to be paid all other sums payable by us under the indenture; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture have been complied with. (Indenture Section 4.1).

Defeasance and Covenant Defeasance

Defeasance and Discharge. The indenture provides that we will be discharged from all our obligations with respect to the debt securities of any series, except for certain obligations to exchange or register the transfer of the debt securities of such series, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust, upon the deposit in trust for the benefit of the holders of the debt securities of such series of money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay any installment of principal of and any premium and interest on the debt securities of such series on the stated maturities in accordance with the terms of the indenture and the debt securities. This defeasance or discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of such series will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge, and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred, accompanied by a ruling to that effect received from or published by the Internal Revenue Service. (Indenture Section 13.2).

Defeasance of Certain Covenants. The indenture provides that we may omit to comply with some of the restrictive covenants described under the captions “Certain Covenants—Limitation on Indebtedness Secured by a Lien” and “Certain Covenants—Limitation on Sale and Lease-Back Transactions” above, and that the omission will be deemed not to be or result in an event of default in each case with respect to each series of debt securities. In order to do so, we will have to deposit, in trust for the benefit of the holders of the debt securities, money or U.S. government obligations, or both, which through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay any installment of the principal of and any premium and interest on the debt securities on the stated maturities in accordance with the terms of the indenture and the debt securities. We will also have to, among other things, deliver to the trustee an opinion of counsel to the effect that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of the deposit and defeasance of the obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit and defeasance had not occurred. In the event we exercise this option with respect to the debt securities and the debt securities are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations deposited in trust will be sufficient to pay amounts due on the debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities upon any acceleration resulting from the event of default. In that case, we will remain liable for the payments.

The Trustee

The Bank of New York Mellon is the trustee under the indenture. Its address is One Wall Street, New York, N.Y. 10286. We have also appointed the trustee as the initial registrar and as the initial paying agent under the indenture.

The indenture contains limitations on the right of the trustee, should it become a creditor of ours, to obtain payment of claims in some cases, or to realize on property received in respect of any claim as security or otherwise. In the event the trustee acquires any conflicting interest, as defined in the Trust Indenture Act of 1939, however, it must eliminate the conflict or resign.

We maintain a banking relationship in the ordinary course of business with an affiliate of the trustee.

Governing Law

The indenture is, and the debt securities will be, governed by, and construed in accordance with, the internal laws of the State of New York, except as may otherwise be required by mandatory provisions of law, without regard to conflicts of laws principles thereof.

DESCRIPTION OF UNITS

We may offer units consisting of common stock and debt securities. We may issue the units as, and for the period of time specified in the units, the units may be transferable as, a single security only, as distinguished from the separate constituent securities comprising the units. Any units will be offered pursuant to a prospectus supplement that will:

•	identify and designate the title of any series of units;

•	identify and describe the separate constituent securities comprising the units;

•	set forth the price or prices at which the units will be issued;

•	describe, if applicable, the date on and after which the constituent securities comprising the units will become separately transferable;

•	provide information with respect to book-entry procedures, if any;

•	discuss applicable United States federal income tax considerations relating to the units; and

•	set forth any other terms of the units and their constituent securities.

PLAN OF DISTRIBUTION

Any of the securities that may be offered pursuant to this prospectus may be sold in or outside the United States through underwriters or dealers, agents or directly to one or more purchasers.

Sale Through Underwriters or Dealers

If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change, from time to time, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If we use dealers in the sale of securities, the securities will be sold directly to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale.

Direct Sales and Sales Through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may sell securities upon the exercise of rights that we may issue to our securityholders. We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.

We may sell the securities through agents we designate from time to time. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their business.

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement relating to a specific offering of securities, the validity of the securities will be passed upon for us by Gardere Wynne Sewell LLP, 1000 Louisiana, Suite 3400, Houston, Texas 77002-5011. Legal counsel to any underwriters, agents or dealers may pass upon legal matters for them.

EXPERTS

The consolidated financial statements and related financial statement schedule incorporated in this Prospectus by reference from our current report on Form 8-K filed August 15, 2008, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph regarding our adoption of Statement of Financial Accounting Standard No. 123(R), Share-based Payment, on January 1, 2006, SFAS No. 158, “Employers Accounting for Defined Benefit Pension and Other Postretirement Plans” as of December 31, 2006, and Financial Accounting Standards Board Interpretation (“FASB”) No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109” on January 1, 2007) and express an unqualified opinion on the effectiveness of internal control over financial reporting. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

28,000,000 shares

Smith International, Inc.

Common stock

Prospectus supplement

Sole Book-Running Manager

J.P. Morgan

Joint Lead Manager

UBS Investment Bank

Co-Managers
Calyon Securities (USA) Inc.
DnB NOR Markets
Fortis Securities LLC
Wells Fargo Securities
Comerica Securities
November 17, 2009